Exhibit 99.2

Colonnade Acquisition Corp. Completes $200 Million Initial Public Offering

August 25, 2020 – Colonnade Acquisition Corp. (the “Company”) today announced the closing of its initial public offering of 20,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $200,000,000.

BTIG, LLC acted as the sole book running manager of the offering and I-Bankers Securities, Inc. acted as co-manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The Company’s units began trading on The New York Stock Exchange (the “NYSE”) on August 21, 2020 under the ticker symbol “CLA.U”. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “CLA” and “CLA WS,” respectively.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 20, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering has been made only by means of a prospectus. Copies of the prospectus relating to this offering have been obtainable from BTIG, LLC, 65 East 55th Street, New York, NY 10022, email: equitycapitalmarkets@btig.com.

About Colonnade Acquisition Corp.

Colonnade Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, the Company intends to focus on the natural resources, energy, real estate and agricultural industries.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Joseph S. Sambuco, Chairman of the Board of Directors

(561) 712-7860